EXHIBIT 99.1

AB Watley announces “Ultimate FX,” Offered Through FX Solutions

November 28, 2007, New York, NY (ABWG.PK) AB Watley Group, Inc. www.abwatley.com is pleased to announce its new "Ultimate FX" trading platform designed for retail and professional currency traders. AB Watley has spent the last few months developing a strategic relationship with FX Solutions LLC of Saddle River, New Jersey. As a result, AB Watley will offer one of the most powerful global Forex trading platforms available.  The platform will feature a proprietary price feed, advanced hedging functionality, FLEXI Leverage, FLEXI Contracts, multiple stops and limits, Market News International, multiple charting solutions and sophisticated risk management capability. The "Ultimate FX" trading platform gives foreign exchange traders critically important advantages including One-Click Trading, ten trading screen layouts, a combined margin-pip-premium calculator, and an audible price alarm.

Foreign exchange trading is the simultaneous buying of one currency and selling of another. The foreign exchange market (Forex or FX) is the largest financial market in the world with a daily turnover of over $2.6 trillion. Examples of currency trading pairs are Euro/US Dollar (EUR/USD) and US Dollar/Japanese Yen (USD/JPY). Most currency transactions involve the "Majors" - US Dollar, Euro, Japanese Yen, British Pound, Swiss Franc, Canadian Dollar and Australian Dollar.

Unlike most financial markets, the foreign exchange market has no physical location and no central exchange. The Forex market operates 24 hours a day through an electronic network of banks, corporations and individual traders. Forex trading begins every day in Sydney, then moves to Tokyo, followed by London and then New York. The major market makers, or dealers, consist of the commercial and investment banks, and registered futures commission merchants (FCMs) such as FX Solutions. FX Solutions' dealing desk is open 24-hours a day from Sunday 16:00 to Friday 16:30 Eastern Time.

Clients of AB Watley Group’s broker dealer subsidiary, AB Watley Direct, have been asking for access to the global currency markets. Through its relationship with FX Solutions, AB Watley Direct is proud to be able to offer a world-class capability for FX trading that will compliment the current online trading offerings of Direct. The foreign exchange markets operate round-the-clock during trading days and offer traders and investors buying and selling opportunities in up, down and sideways markets. Interest in such markets is exploding. Inquiries concerning FX should be directed to AB Watley Direct’s customer service at 888-733-9000. Management feels confident that by adding a FOREX trading solution to their product offerings, it will result in positive benefits for AB Watley Direct’s client base, as well as on reported earnings. For more information about the FX platform, visit www.abwatleyfx.com.

Daniel Darst, executive director at FX Solutions, commented, "We’re delighted to welcome AB Watley Direct on board. Their strong marketplace savvy combined with their deep experience in working with direct clients and self-directed traders should translate into a successful relationship and a great offering to the client.”

About AB Watley Group, Inc.

Headquartered in New York City, A. B. Watley Group Inc. (ABWG.PK) is a provider of online financial services through its wholly owned subsidiary, A.B. Watley Direct, Inc., a broker-dealer registered with the Financial Industry Regulatory Authority, Inc. (FINRA) and a SIPC member. Offering a comprehensive range of services, and developed for the most demanding equities and options traders, ABWG is positioned to attract the most diverse range of investors and traders -- from the average investor to the most sophisticated retail and/or institutional stock trader.

About FX Solutions

FX Solutions, LLC was founded in 2001 by two foreign exchange veterans with over 50 years combined experience. The Company is a leading online foreign exchange (Forex) broker, operating as a market-maker to retail and institutional clients. With its focus on advanced trading technology solutions, the firm serves retail clients, white label partners, institutional trading partners, introducing brokers, fund managers and their clients. Leveraging its proprietary interbank market feed, a custom-built Global Trading System (GTS) and fully-automated customer service, FX Solutions sets high standards for execution speed, price transparency and efficient client management.

Certain matters described in this news release may be forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risk of dependence on market growth, competition and dependence on government agencies and other third parties for funding contract.

Contact:
1.	AB Watley Group, Inc
2.	Investor Relations, 866-492-8539

Source: AB Watley Group, Inc.